                          EXHIBIT 10.03

                      EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 11th day of September, 1998, by and between Alta Gold Co.
a Nevada corporation ("Employer"), and John A. Bielun
("Executive").

     For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1. EMPLOYMENT. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2. TERM. The term of this Agreement shall commence on October 16, 1998, and end on October 15, 2001.

     3. DUTIES. During the term of this Agreement, Executive shall be employed by Employer and shall occupy the office of Senior Vice President and Chief Financial Officer. Executive agrees to serve in such offices or positions with Employer or any subsidiary of Employer.

     Executive shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.

     4. COMPENSATION. For all services rendered by Executive, Employer shall pay to Executive a salary of $166,239 per year plus a $350 per month car allowance while serving as Senior Vice President and Chief Financial Officer. All salary payments shall be subject to withholding and other applicable taxes. To compensate for cost of living increases, the rate of salary shall be increased annually effective January 1, 1996, and on each anniversary thereafter, as the Board of Directors, on the recommendation of its compensation committee may determine or, in the absense of such determination, in the amount of 7% over the applicable salary rate during the preceding 12-month period. In the event Executive resigns from his position with Employer and not otherwise under the circumstances set forth at paragraphs 15 or 16 herein, compensation payments to Executive shall be limited to compensation for services rendered by Executive.

     5. INCENTIVE COMPENSATION. Employer shall provide Executive with incentive compensation in the form of cash and stock bonuses not less often than once each year during the term of this Agreement. The amount of such bonuses shall be determined by the Board of Directors of Employer or a compensation committee thereof taking into consideration the relative contribution by Executive to the business of Employer, the economy in general, and such other factors as the Board of Directors or compensation committee deems relevant.

     6. EMPLOYMENT BENEFITS. Employer shall provide health and medical insurance for Executive in a form and program to be chosen by Employer for its full-time employees. Executive shall be entitled to participate in any retirement, pension, profit sharing, or other plan approved by the Board of Directors.

     7.   WORKING FACILITIES.  Employer shall provide to
Executive at Employer's principal executive offices suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

     8. VACATIONS. Executive shall be entitled each year to paid vacation of at least 5 weeks. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

     9. EXPENSES. Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items upon Executive's periodic presentation of an account of such expenses as required by Employer's policies and procedures.

     10. COVENANT NOT TO DISCLOSE PROPRIETARY INFORMATION. For a period of three years after termination of Executive's employment, Executive agrees that he will not directly or indirectly use, employ, publish, or otherwise disclose any procedures, policies, practices, trade secrets, computer software, formulas, client opportunities, or other information of a proprietary nature in the establishment, opening, or operation of a business, or in connection with engaging in business with, serving as an officer, director, employee or agent of, or owning any equity interest (other than ownership of ten percent or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Security Dealers Automated Quotation System) in any person, firm, corporation, or business entity, that engages in mining activities in the United States that are competitive with Employer's mining activities. The parties intend that this covenant not to disclose proprietary information shall be construed as a series of separate covenants. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     This covenant not to disclose proprietary information shall not be construed as restricting the Executive's right to own shares in any company or limited partnership or business entity, provided they do not perform services, or participate in any way in the management of, a business entity which competes in any manner outlined above.

     This covenant shall survive the termination of this Agreement.

     11. NONDISCLOSURE OF INFORMATION. In further consideration of employment and the continuation of employment by Employer, Executive will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited", "Private", or "Confidential", or similarly designated.

     12. DISABILITY. If Executive is unable to perform his services by reason of illness or incapacity for a period of more than 9 consecutive months, the compensation thereafter payable to him during the second consecutive 9-month period shall be fifty percent (50%) of the compensation provided for in paragraph 4 hereof, and during the third consecutive 9-month period, twenty-five percent (25%) of the salary provided for in paragraph 4; PROVIDED, however, that no such compensation shall be payable after the termination of this Agreement. During such 27-consecutive-month period, Executive shall be entitled to receive incentive compensation in the same proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4 paid to Executive, if any, for the fiscal year last preceding the date such illness of incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within such 27-consecutive-month period, Executive shall not be entitled to receive any further compensation nor any payments set forth in paragraph 14 herein from Employer and Employer may thereupon terminate this Agreement.

     13. TERMINATION FOR CAUSE. Except as set forth in the foregoing paragraph, Employer may not terminate this Agreement during its term without cause ("Cause"). Employer, however, may terminate this Agreement for Cause by showing that Executive has materially breached its terms; that Executive, in the determination of the Board of Directors has been grossly negligent in the performance of his duties; that he has substantially failed to meet written standards established by Employer for the performance of his duties; or that he has engaged in material willful or gross misconduct in the performance of his duties hereunder. If Employer terminates this Agreement for Cause, all of Employer's obligations hereunder shall terminate.

     14. PAYMENTS FOR TERMINATION WITHOUT CAUSE. In the event that Employer terminates this Agreement without Cause or Robert
N. Pratt ceases to hold positions as Chairman, President and Chief Executive Officer, and not as the direct result of a change in control, as that phrase is defined in paragraph 17 hereof, and the Executive is unable to carry out the duties, functions, powers or authorities of this position due to conflicts with Mr. Pratt's replacement, and the situation cannot be cured within 60
- days, then the Executive can petition the Board of Directors for a hearing. Should the Board of Directors not concur with the Executives petition he can then pursue the remedies set forth in paragraph 28. Upon concurrence by the Board of Directors the executive shall be compensated by Employer in a single lump sum payment within 30 days after termination of employment, of the following amounts:

          (a) The amount of one years salary, at his then current annual salary; and

          (b) Incentive compensation, in the same proportion as Executive's incentive compensation to his annual salary as paid to Executive, if any, for the fiscal year last preceding the year during which his employment terminates, but prorated to reflect the number of full months of his employment during the year of termination.

          (c) Executive's coverage under the Employer's insured employee benefit plan, as provided in paragraph 6, shall continue through the term of this Agreement.

     15. TERMINATION PAYMENT FOR CHANGE IN CONTROL. If Executive resigns or is discharged by Employer (or is deemed to be discharged pursuant to paragraph 17 below) as the direct and sole result of a change in control, then, in lieu of any payment otherwise paid or payable to Executive under paragraph 14 hereof, Employer shall pay to Executive an amount equal to 2.9 times the average of the sum of amounts payable to Executive for salary, bonus, and profit sharing for the five fiscal years immediately preceding the date of the change in control or for such fewer fiscal years if Executive has been employed by Employer for less than five fiscal years, plus the remaining amount of the Signing Bonus. Any amounts paid to Executive pursuant to this paragraph 15, shall be subject to any applicable federal, state, and local tax withholdings and shall be payable in a lump sum to Executive as soon as practicable after Executive's resignation or discharge, but subject to the terms of paragraph 16 herein.

     16. TAX LIMITATION. If Employer reasonably determines that the payment provided for in paragraph 15 hereof (the "Termination Payment") will likely result in a loss of a deduction to Employer as provided under Section 280G of the Internal Revenue Code of 1986, or any successor provision thereto, and the imposition of the excise tax payable to Executive as provided under Section 4999 to the Internal Revenue Code of 1986, or any successor provision thereto, such Termination Payment shall be reduced by the least amount required to avoid such loss of deduction and imposition of excise tax (collectively referred to hereinafter as the "Tax Penalties"). Employer shall make no Termination Payment to Executive prior to determining whether the Tax Penalties will apply to the Termination Payment. Employer shall make such determination within a reasonable time after Executive's resignation or discharge, but not to exceed 30 days thereafter.

     17. DEEMED TERMINATION OF EMPLOYMENT. For purposes of paragraph 15 hereof, Executive shall be deemed to have been discharged by Employer if Executive voluntarily resigns before the end of the term of this Agreement, but after a change in control has occurred, provided the Executive could not be discharged by Employer for Cause, has given Employer at least 30 days prior written notice of such resignation, and such resignation occurs after any of the following:

          (a) Executive is removed or released from any of his titles, positions, or offices in effect immediately prior to the occurrence of a change in control, or Executive's duties and responsibilities in such titles, positions, or offices are materially changed;

          (b) Executive's base salary in effect immediately before the change in control is reduced;

          (c) Executive is removed from participation in any of Employer's bonus or profit sharing programs, or any such bonus or profit sharing programs in which Executive was or was entitled to participate in immediately prior to the change in control are discontinued;

          (d) Executive's office is based more than 50 miles from the location of the principal office at which Executive was based immediately prior to the occurrence of the change in control; or

          (e) Employer deprives Executive of or otherwise reduces any material fringe benefit, including perquisites, provided to Executive by Employer immediately prior to the occurrence of a change in control.

     (f) Executive makes a determination in good faith that as a result of the change in control and a change in circumstances thereafter and since the date of this Agreement significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position and the situation is not remedied within 30 days after receipt by Employer of written notice from the Executive of such determination.

     18.  DEFINITION OF CHANGE IN CONTROL.  For purposes of this
Agreement, a "change in control" will be deemed to have occurred on the first to occur of the following events:

          (a) As a result of a cash tender offer, stock exchange offer or other takeover device, any person, as that term is used in Section 13(d) and 14(b)(2) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of stock of Employer representing thirty percent (30%) or more of the total voting power of Employer's then outstanding securities;

          (b) Any material realignment of the Board of Directors of Employer or change in officers of Employer resulting from a concerted shareholder action, including without limitation a proxy flight, voting trusts or pooling arrangements;

          (c) Any sale by Employer of thirty percent (30%) or more of its assets to a single purchaser or to a group of associated purchasers; or

          (d) Any merger, consolidation, or other reorganization of Employer with an entity, other than its affiliates, whereby Employer is not the surviving entity or the shareholders of Employer otherwise fail to retain substantially the same direct or indirect ownership in Employer or its affiliates immediately after any such merger, consolidation, or reorganization.

     19. DEATH DURING EMPLOYMENT. If Executive dies during the term of this Agreement, Employer shall pay to the estate, trustee, or other legally constituted third party designated by Executive in six equal monthly installments commencing on the first day of the month immediately following the month in which Executive dies, an amount equal to one year's salary provided for in paragraph 4 of this Agreement, and payment of incentive compensation in the same proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4 paid to Executive for the fiscal year last preceding the year in which Executive dies, but prorated for the number of full months of his employment during the year of his death.

20. NONTRANSFERABILITY. Neither Executive, his spouse, his designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

     21. INDEMNIFICATION. Employer shall indemnify executive and hold him harmless from liability for acts or decisions made by him while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     22. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

     23. ENTIRE AGREEMENT. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto and supersedes and is controlling over any and all other prior existing agreements between the parties with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

     24. ENFORCEMENT. Executive acknowledges that any remedy at law for breach of paragraphs 10 and 11 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraphs 10 and 11 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     25. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Nevada.

     26. SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     27. WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

     28. ARBITRATION. Any dispute or claim arising out of or related to this Agreement, or the rights or obligations of the parties here to, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration shall be before a single arbitrator to be chosen on the mutual agreement of both parties. Should the parties be unable to agree, then an arbitrator will be appointed by the American Arbitration Association. The arbitrator shall assess fees and costs as he deems appropriate. All arbitration hearings shall be held in Henderson, Nevada.

     AGREED AND ENTERED INTO as of the date first above written.



          EMPLOYER: ALTA GOLD CO.



                    By: /s/ Robert N. Pratt
                        ------------------------
                        Robert N. Pratt
                        President, Chairman and
                        Chief Executive Officer


          EXECUTIVE:

                        /s/ John A. Bielun
                        -------------------------
                        John A. Bielun